Exhibit 1(c)

[Translation]

CORPORATION MEETINGS REGULATIONS

Chapter I. General Provisions

Article 1. General Provisions

1.	These Rules shall govern the structure and operation of both the Executive Committee (as provided for in Article 11 of the Office Organization Rules) and Committees (as provided for in Article 12 of the Office Organization Rules).

2.	Corporate Policy Meetings shall be held to help in the discussion and decision making of the Executive Committee. These Rules shall govern the structure and operation of Corporate Policy Meetings.

Article 2. Amendment and Abolition

The amendment and abolition of these Rules shall be determined by resolution of the Executive Committee.

Article 3. Jurisdiction

The Corporate Planning Division has jurisdiction over these Rules.

Chapter II. Executive Committee

Article 4. Members and Attendees

1.	The Executive Committee shall consist of all Representative Corporate Executives, as well as Corporate Executives and Executive Officers nominated by the President & CEO of the Company (“Committee Members”).

2.	The President & CEO may, if they deem necessary, require any senior Group officers and Heads of the Business Groups to attend meetings of the Executive Committee as members.

3.	The President & CEO may, if they deem it necessary, require any of the Members of the Board of Directors other than the Committee Members, the Executive Officers and the Members of the Board of Directors of relevant subsidiaries of the Company, etc., to attend meetings of the Executive Committee.

4.	Members of the Audit Committee may attend meetings of the Executive Committee.

Article 5. Chairman

1.	The President & CEO shall convene meetings of the Executive Committee and shall preside over the meetings.

2.	If the President & CEO is unable to act as such, one of the other Corporate Executives shall act in their place, in accordance with the order of priority previously determined by the Executive Committee.

Article 6. Meeting Dates

Meetings of the Executive Committee shall be held, in principle, once every two (2) weeks; however, they may be held at any time if the need arises.

Article 7. Matters to be Discussed and Determined

1.	The Executive Committee shall, in principle, discuss and determine the following general important matters concerning management of the Company pursuant to the basic policies determined by the Board of Directors:

1)	Matters entrusted by the Board of Directors;

2)	Matters concerning execution of policies concerning general management and control of the Company;

3)	Matters concerning company financial results;

4)	Matters concerning company shares, etc.;

5)	Matters concerning nominations, compensation, etc.;

6)	Matters concerning important matters concerning the subsidiaries of the Company, etc.;

7)	Matters concerning important matters concerning the administration and management of the subsidiaries of the Company, etc.;

8)	Matters concerning the establishment of, amendment to and abolition of rules, etc.;

9)	Matters concerning regulatory compliance and risk management;

10)	Matters required to be submitted to the Executive Committee by provisions stipulated in various rules and regulations; and

11)	Any other matters requiring executive action.

2.	The matters to be discussed and determined set forth in the preceding paragraph shall be submitted by any of the Committee Members in control of such matters, or senior Group officers and Heads of the Business Groups pursuant to Article 4 Paragraph 2, or any of the Members of the Board of Directors other than the Committee Members or the Executive Officers pursuant to Article 4 Paragraph 3.

Article 8. Method of Discussion and Determination

1.	The proceedings of a meeting of the Executive Committee shall be determined by the President & CEO with the unanimous consent of all the Committee Members present who shall constitute in number a majority of the Committee Members.

2.	If unanimous consent is not given by the Committee Members present at a meeting, the President & CEO shall determine the relevant items of business with consideration to the opinions of all Members present, upon consultation with the Chairman, or in the event a Deputy Chairman is appointed, with the Chairman and the Deputy Chairman.

Article 9. Discussion and Determination in Writing

1.	Notwithstanding the provisions of Article 7, in special circumstances, the circulation of a written resolution drafted by the person making such proposal may be substituted for the holding of a meeting of the Executive Committee.

2.	In the case of the preceding paragraph, the person making such proposal must report to the next Executive Committee meeting on the matters discussed and determined.

Article 10. Emergency Procedures

1.	In case of emergency, such as a natural disaster, etc., if there is no time for discussion at the Executive Committee or for circulation of a written resolution, irrespective of the provisions set forth in Article 7, the President & CEO may take any and all expedient steps as may be necessary as matters of urgency.

2.	In the case of the preceding paragraph, the President & CEO shall immediately report on such steps to the Executive Committee.

Article 11. Reporting and Exchange of Information

Each of the Committee Members or senior Group officers and Heads of the Business Groups pursuant to Article 4 Paragraph 2, or any of the Members of the Board of Directors other than the Committee Members or the Executive Officers pursuant to Article 4 Paragraph 3 shall, at meetings of the Executive Committee, report on the state of execution of their duties and shall also exchange general information with one another.

Article 12. Meeting Minutes

The Corporate Administration Division shall record a summary of the proceedings of meetings of the Executive Committee and the results thereof in the minutes, and the President & CEO shall sign their name or affix their seal to such minutes, which shall then be kept at the Company Head Office for ten (10) years.

Article 13. Communication

The matters resolved by the Executive Committee shall be rapidly communicated to the relevant Executive Officers and Heads of Divisions, etc.

Chapter III. Committees

Article 14. Purpose and Matters to be Deliberated

1.	A committee shall arrange, examine and deliberate on the following matters upon a mandate given by the President & CEO in order to contribute to the discussions and decision-making of the Executive Committee.

1.	Matters concerning management policies of the entire group;

2.	Matters concerning management plans of the entire group;

3.	Matters concerning risk management of the entire group;

4.	Matters concerning the setting up of management and execution policies among the subsidiaries of the Company; and

5.	Any other specified matters necessary for deliberation by the Executive Committee.

Article 15. Establishment and Membership

1.	The Executive Committee shall establish a committee, which shall consist of several members appointed by the President & CEO.

2.	The President & CEO may appoint Members of the Board of Directors with Executive Power, etc. of the subsidiaries of the Company to be members, as described in the preceding paragraph.

Article 16. Chairman

1.	Each committee shall have a chairman.

2.	The chairman of the committee shall preside over the committee.

3.	The committee may have a vice-chairman if necessary.

4.	The President & CEO shall appoint a chairman and a vice-chairman of the committee from among its members.

5.	If the chairman of the committee is prevented from acting as such, the vice-chairman or any other member appointed by the President & CEO shall act on the chairman’s behalf.

Article 17. Secretariat

1.	Each committee shall have a secretariat.

2.	The secretariat shall be under the direction of the chairman of the committee and shall be responsible for committee administrative matters.

Article 18. Convocation

The chairman of the committee shall convene meetings of the committee.

Article 19. Deliberation

1.	Committee members must make efforts to attend meetings of their committees where they shall carefully and actively discuss matters from the viewpoint of the Group as a whole, so that the deliberations of the committee can be completed in a timely manner.

2.	If a member is to be absent from a meeting, they may submit their written opinions to the chairman of the committee in advance.

3.	If necessary, the committee may require persons concerned to attend a meeting of the committee so that the committee may hear their opinions.

4.	If necessary, the committee may require a division or subsidiary of the Company, etc. to submit materials or to make other cooperative efforts.

Article 20. Submissions and Reports

1.	The chairman of the committee or a member of the committee nominated by the chairman shall, from time to time, submit or report on important matters deliberated at the committee to the Executive Committee.

2.	In reports set forth in the preceding paragraph the minority opinions of the committee must be included.

3.	If a long period of time is required for the deliberations in Article 20 Paragraph 1 the chairman of the committee or a member of the committee nominated by the chairman must provide interim reports to the Executive Committee about the state of the deliberations.

Article 21. Working Groups

A committee may establish working groups to ensure smooth deliberation.

Chapter IV. Corporate Policy Meetings

Article 22. Purpose and Matters to be Deliberated

The purpose of Corporate Policy Meetings is to exchange views from a wide range of perspectives and discuss the basic direction of important matters with regard to the management and administration of the Company Group on a consolidated basis, to contribute to decision-making at the Executive Committee.

Article 23. Composition

Corporate Policy Meetings shall consist of relevant Executive Committee Members, relevant Members of the Board of Directors, Corporate Executives, Executive Officers and Heads of Divisions, and Members of the Board of Directors, etc. of relevant subsidiaries of the Company.

Article 24. Meeting Dates

Corporate Policy Meetings shall be held whenever required.

Article 25. Secretariat

The secretariat of Corporate Policy Meetings shall share jurisdiction with the Corporate Planning Division over matters to be deliberated.

Article 26. Submissions and Reports

In principle, matters to be deliberated at Corporate Policy Meetings shall be submitted or reported to the Executive Committee.

Chapter V. Business Group Management Meetings

Article 27. Purpose and Matters to be Deliberated

Business Group Management Meetings shall be established in each Business Group under Article 6 of the Office Organization Rules to deliberate and exchange views from a wide range of perspectives regarding the management of the Business Group, and to contribute to the management of the Business Group.

Article 28. Composition

Business Group Management Meetings shall consist of the Head of the Business Group, relevant Executive Committee Members, relevant Members of the Board of Directors, Corporate Executives, Executive Officers and Heads of Divisions, and Members of the Board of Directors, etc. of relevant subsidiaries of the Company.

Article 29. Holding of meetings

Business Group Management Meetings shall be held in each Business Group, in principle two (2) times a year.

Article 30. Secretariat

The Corporate Planning Division and the division in charge of planning in each Business Group shall jointly be responsible for being the secretariat of Business Group Management Meetings.

Chapter VI. Unit Management Meetings

Article 31. Purpose and Matters to be Deliberated

Unit Management Meetings shall be held by each Unit organized pursuant to the provisions under Articles 7, 8, 9, 10, 11 and 12 of the Rules of Organization for the purposes of exchanging opinions and deliberating on the Unit’s operations from a broad perspective, thereby aiming to contribute to the management of the Unit.

Article 32. Composition

The members of each Unit Management Meeting shall be composed of the Head of the Business Group that is responsible for the Unit, the Head of the Unit, the relevant Members of the Executive Committee, relevant Members of the Board of Directors, and relevant Corporate Executives, Executive Officers and Heads of Divisions, as well as Members of the Board of Directors, etc. of relevant subsidiaries.

Article 33. Holding of meetings

Unit Management Meetings shall be held by each Unit, in principle, two (2) times a year.

Article 34. Secretariat

The Corporate Planning Division, the division in charge of planning in each Business Group and the division in charge of planning in each Unit shall jointly be responsible for acting as the secretariat for the Unit Management Meetings of the Unit.

Supplementary Provisions

1.	These Rules shall become effective as from October 1, 2005.

Amendment History

July 31, 2006	Amendment to Article 4 Paragraph 2

December 24, 2010	Changes to layout by chapters.

April 1, 2013	Amendment to Article 4

May 14, 2014	Amendment to Article 3, Article 4

March 31, 2015	Amendment to Article 22, Article 24, Article 25

Addition of Chapter V. (Article 27, Article 28, Article 29)

April 1, 2015	Rules in effect

June 23, 2015	Addition to Article 3, number of other Articles moved down. Amendment to Article 2, Article 4, Article 5, Article 7, Article 8, Article 10, Article 11, Article 12, Article 14, Article 15, Article 16, Article 23, Article 28

June 25, 2015	Rules in effect

July 3, 2015	Amendment to Article 4, Article 7, Article 11, Article 27, Article 28, Article 29, Article 30

Rules in effect

July 1, 2018	Addition of Chapter VI. (Article 31, Article 32, Article 33, Article 34)

Rules in effect